EXHIBIT 10.2

                     EMPLOYMENT AGREEMENT WITH JAMES WANG*

Genesis Technology Group, Inc.
301 Clematis St.                                                  p.561-835-6600
Suite 3124                                                        f.561-835-6611
West Palm Beach, FL 33401                            info@genesis-technology.net


October 1, 2001


Dr James Wang
301 Clematis St., #3124
West Palm Beach, FL 33401

Dear Dr. Wang,

In view of your present and past employment with Genesis Technology Group, Inc. (the "Company") and as an incentive for you to continue as a productive Executive with the Company, the Board of Directors is pleased to offer you the following employee agreement.

     Responsibilities
     You will serve as Chief Executive Officer, President and a Chairman of the Board of the Company, with responsibilities including, but not limited to; overseeing all operations, finances and related company matters, seeking and negotiating acquisitions, generally furthering the growth of the Company, as well as any other reasonable responsibilities assigned by the Board of Directors from time to time

     Salary & Benefits
     You will receive an annual salary of $72,0000, paid in equal installments monthly less applicable taxes, subject to discretionary increases through periodic reviews. The Company will pay 100% of the cost of your health insurance for you and your family and all reasonable expenses required for the performance of your responsibilities.

     Stock Options
     You have been granted an Option to purchase 950,000 shares of the Company's common stock, par value $.001, at an exercise price of $.29 per share. The Option may be exercised at any time and from time to time beginning immediately upon your acceptance of this agreement and ending when they terminate on October 15, 2006 at 12:00 p.m. Eastern Time. The Options shall be exercised by written notice to the Chairman of the Board of Directors at the Corporation's principal place of business. The notice shall set forth the number of shares of Stock to be acquired and shall contain a check payable to the Company in full payment for the Stock or that number of already owned shares of Stock equal in value to the total Exercise Price of the Option, or, at the discretion of the Board of Directors, a note payable to the Company for the full exercise amount.

     The Option and the shares of Stock underlying the Option have not been registered under the Securities Act of 1933, as amended (the "Act"). The Corporation has no obligations to ever register the Option or the shares of Stock underlying the Option. All shares of Stock acquired upon the exercise of the Option shall be "restricted securities" as that term is defined in Rule 144 promulgated under the Act. The certificate representing the shares shall bear an appropriate legend restricting their transfer. Such shares cannot be sold, transferred, assigned or otherwise hypothecated without registration under the Act or unless a valid exemption from registration is then available under applicable federal and state securities laws and the Corporation has been furnished with an opinion of counsel satisfactory in form and substance to the Corporation that such registration is not required.

     Term
     This term of this agreement will be one year from the date of this letter. Unless terminated by you or the Company within 30 days prior to expiration, this agreement will automatically renew for another term with at least the same salary, benefits and at least 800,000 options.

     No Conflict with Prior Agreements; Due Authorization
     You represent and warrant to the Company that your execution and delivery of this letter agreement between you and the Company and the performance of your duties hereunder will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which you are a party or are otherwise bound. The Company represents to you that it is fully authorized and empowered by action of the Board of Directors to enter into this letter agreement and that performance of its obligations under this letter agreement will not violate any agreement between it and any other person, firm or other entity.


     Miscellaneous.
     -------------

     Personal.
     This agreement is personal to you and therefore, you may not assign any of your rights and responsibilities hereunder.

     Successors.
     This agreement shall inure to the benefit of and be binding upon the Company and its subsidiaries, successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this agreement for all purposes. As used herein, "successor" and "assignee" includes any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the Company or substantially all of its assets.

     Waiver.
     No delay or omission by you or the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other rights. A waiver or consent given by you or the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver shall be binding unless in writing, designated as a waiver, and signed by the party waiving the breach.

     Modification.
     This letter agreement may not be amended or modified other than by a written agreement designated as an amendment and executed by you and the Company, following approval of the Board of Directors.


     Savings Clause.
     If any provision of this agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this letter agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this agreement are declared to be severable.

     Complete Agreement.
     This agreement constitutes the entire agreement and understanding concerning your employment with the Company and the other subject matters addressed herein. This Agreement supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter of the Agreement. Any representations, promises or agreements not specifically included in the Agreement shall not be binding or enforceable against either you or The Company.

     Withholding.
     The Company may withhold from any amounts payable to you under this letter agreement such federal, state and local income, employment or other taxes that may be required to be withheld pursuant to any applicable law or regulation.

     Governing Law.
     This letter agreement and the rights and obligations of you and the Company under this letter agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflict of laws.

     To accept this offer, please sign this agreement in the space provided below. A second copy has been provided for you to keep for your records.

     I look forward to a long and prosperous relationship.



     Very truly yours,

     /s/ Kenneth Shenkman

     Kenneth Shenkman, Ph.D.
     Vice President & Director



     /s/ James Wang